Filed pursuant to Rule 433

Registration Statement No. 333-150999

Issuer Free Writing Prospectus

Dated April 5, 2010

Metals USA Holdings Corp.

Metals USA Holdings Corp. (“Metals” or the “Company”), has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or the SEC, for the offering to which these materials relate. Before you invest, you should read the prospectus in that registration statement, and the other documents relating to the offering that Metals has filed with the SEC for more complete information about Metals and the offering of its securities. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Metals, any agent or any dealer participating in the particular offering will arrange to send you the prospectus, if you so request by calling (866) 471-2526. Terms capitalized herein and not otherwise defined have the same meanings as in the Registration Statement on Form S-1 (the “Registration Statement”) initially filed on May 19, 2008 (File No. 333-150999).

Forward-Looking Statements and Risk Factors

Some of the statements contained in this free writing prospectus may constitute forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. More detailed information about factors that may affect our performance may be found under “Risk Factors” in the preliminary prospectus. Any forward-looking statements included in this free writing prospectus are based on information available to us on the date of this free writing prospectus. We undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Stock Split and Dilution

The Company has effected a 1.7431-for-1 stock split (the “stock split”) as contemplated by Amendment No. 8 to the Registration Statement filed on March 25, 2010. Giving effect to the stock split, the Pro Forma Net Tangible Book deficit per share as of December 31, 2009 was ($4.24). Giving effect to the equity offering, the Pro Forma Net Tangible Book value would have been $69.6 million, or $1.93 per share, as of December 31, 2009, representing an immediate Dilution to new investors of $17.07. In connection with the completion of the stock split, Deloitte & Touche LLP has provided a completed Report of Independent Registered Public Accounting Firm dated February 12, 2010 (except for Note 19, as to which the date is April 5, 2010), which is included in Amendment No. 9 to the Registration Statement filed on April 5, 2010.

Authorized Shares

As of November 28, 2005, the Company was authorized to issue 30,000,000 shares of capital stock. On April 5, 2010, the Company increased its total authorized shares to 150,000,000 comprised of 140,000,000 shares of common stock and 10,000,000 shares of preferred stock. There are currently no shares of preferred stock outstanding.

Presentation of the 2007 Notes

The Company’s financial statements reflect the carrying value of the 2007 Notes, which is net of approximately $2.6 million of remaining unamortized original issue discount, as of December 31, 2009.

Recent Developments—Net Debt

The Company estimates that its net debt (defined as total debt less cash) as of the end of the fiscal quarter ended March 31, 2010 will be in the range of $465 to $480 million, as the Company did not receive a Federal income tax refund, expected to be $15 million, prior to the end of the fiscal quarter ended March 31, 2010. The Company expects to receive the tax refund in the second quarter of 2010. This section should be read in conjunction with the “Summary—Recent Developments” section of the Registration Statement.

Optional Redemption

In lieu of the repurchase offer described in the Registration Statement, we may, at our option, elect to send a redemption notice to all holders of our 2007 Notes calling for the full and unconditional redemption of the 2007 Notes. Notice of such redemption will be sent at least 30 days but not more than 60 days before the redemption date. As with the repurchase offer, the redemption price will equal 100% of the principal amount, plus accrued and upaid interest to the redemption date, estimated to be approximately $171.6 million. Unlike the repurchase offer, however, holders of the 2007 Notes subject to redemption may not elect to continue to hold their 2007 Notes and as such, it is expected that none of the 2007 Notes will be outstanding following the closing of the equity offering and subsequent consummation of a redemption.